Exhibit 23-1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 26, 2020, relating to the financial statements of Public Service Electric and Gas Company and subsidiaries appearing in the Annual Report on Form 10-K of Public Service Electric and Gas Company for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in the Prospectuses, that are part of this Registration Statement.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

November 20, 2020